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                                                                     Exhibit 5.1

                              FOX LAW OFFICES, P.A.
                           C/O 2 VILLAGE HILL LANE, #3
                           NATICK, MASSACHUSETTS 01760
                            Telephone (508) 647-4907
                            Facsimile: (508) 647-6702

April 24, 2007

Board of Directors
Revolutions Medical Corporation
2073 Shell Ring Circle
Mt. Pleasant, South Carolina 29466

         Re: Revolutions Medical Corporation
             Form S-8 Opinion and Consent

Gentlemen:

We have acted as counsel for Revolutions Medical Corporation ("Company") in connection with the preparation and filing of the 2007 Stock Option Plan ("Plan") and a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 20, 000,000 shares of Company's Common Stock, par value $0.001 per share (the "Shares"), issuable pursuant to the Company's Plan. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that:
         (a) The Company is a corporation duly organized and in good standing under the laws of Nevada;
         (b) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement; and
         (c) the Shares have been duly authorized and, when issued and sold pursuant to the Plan, legally issued, fully paid, and non- assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,
FOX LAW OFFICES, P.A.


By: /s/ RICHARD C. FOX
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